EXHIBIT 99.1

Red Rock Resorts Announces Fourth Quarter and Year End 2017 Results

LAS VEGAS, Feb. 27, 2018 (GLOBE NEWSWIRE) -- Red Rock Resorts, Inc. ("Red Rock Resorts," "we" or the "Company") (NASDAQ:RRR) today reported financial results for the fourth quarter and year ended December 31, 2017.

Net revenues were $394.0 million for the fourth quarter of 2017, a decrease of 0.1%, or $0.6 million, from $394.6 million for the same period of 2016.  The decrease in net revenues was  primarily due to substantial ongoing construction disruption at Palace Station and the Palms Casino Resort (the “Palms”).

Net income was $46.0 million for the fourth quarter of 2017, an increase of $4.9 million from net income of $41.1 million for the same period in 2016.  During the fourth quarter of 2017, the U.S. Tax Cuts and Jobs Act (the "U.S. tax reform") was enacted. The fourth quarter 2017 reflects a non-recurring non-cash increase in net income of approximately $2.1 million, due to the revaluation of its tax receivable agreement liability, as well as revaluing the Company's deferred tax assets, based on the U.S. tax reform. This estimated net benefit is based on the Company's initial analysis of the U.S. tax reform and may be adjusted in future periods as the Company collects additional information and evaluates any regulatory guidance.

Adjusted EBITDA(1) was $122.6 million for the fourth quarter of 2017, a decrease of 1.7% from $124.8 million in the same period of 2016.  The decrease in EBITDA was primarily due to substantial ongoing construction disruption at Palace Station and the Palms, a $0.6 million decrease in Native American operations and a $1.6 million increase in corporate and other.

For the full year, net revenues were $1.62 billion in 2017, an increase of 11.2%, or $163.2 million, from $1.45 billion for the same period of 2016.  The increase in net revenues was primarily due to the acquisition of the Palms, a $41.8 million increase in same-store Las Vegas operations and a $7.0 million increase in Native American operations.

For the full year, net income was $63.0 million in 2017, compared to $155.8 million for the same period of 2016. The decrease in net income was primarily attributable to the Company’s acquisition of the leases at Boulder Station and Texas Station.

For the full year, Adjusted EBITDA(1) was $496.4 million, an increase of 2.5% from $484.4 million in 2016, primarily due to the acquisition of the Palms and an $8.6 million increase in Native American operations, partially offset by a $5.8 million increase in corporate and other.

The Company also announced on February 23, 2018 that its Board of Directors approved a cash dividend of $0.10 per share, payable on March 30, 2018 to shareholders of record as of March 15, 2018.

Las Vegas Operations

Net revenues from Las Vegas operations were $364.7 million for the fourth quarter of 2017, a 0.3% increase from $363.6 million in the same period of 2016.  Adjusted EBITDA(1) from Las Vegas operations was $105.7 million for the fourth quarter of 2017, unchanged from the same period of 2016.  Net revenues and Adjusted EBITDA were both negatively impacted by substantial ongoing construction disruption at Palace Station and the Palms during the fourth quarter.

Native American Management

Adjusted EBITDA(1) from Native American operations was $24.5 million for the fourth quarter of 2017, a 2.2% decrease from $25.1 million in the same period of 2016, primarily due to lower development fees for the quarter, as the Company had received a development fee of $0.8 million in the prior year quarter in connection with the development and construction of the hotel expansion at Graton Resort & Casino, which opened in November 2016.

Palace Station and Palms Redevelopment Update

The Palace Station project remains on schedule and the budget remains unchanged. As of December 31, 2017, the Company has incurred $80 million in costs against that $191 million project. The Palace Station project is expected to be completed in phases by the end of 2018.

The Company is excited to announce today that it is accelerating the third phase of its redevelopment plan for the Palms, as part of its transformation of the property into a “must see” gaming and entertainment destination.  The key components of this phase will include: a casino floor expansion featuring 300 new slot machines and 16 table games; an authentic Hong Kong-style Dim Sum restaurant; a casino connector seamlessly integrating the adjacent 599 room Palms Place and the existing self-park garage into the property; collaborations with world-class contemporary artists throughout the property; and state-of-the-art digital signage on the hotel exterior. The total budget for the Palms redevelopment, including construction costs, capitalized interest, and pre-opening expenses, is now expected to be approximately $620 million.  As of December 31, 2017, the Company has incurred $77 million in costs against the project. The project is expected to open its first phase in the second quarter of 2018, with components of the second phase to open throughout the first and second quarters of 2019 and phase three to open in the fourth quarter of 2019.

Balance Sheet Highlights

At December 31, 2017, the Company’s cash and cash equivalents were $231.5 million and total principal amount of debt outstanding was $2.68 billion. The Company’s debt to Adjusted EBITDA and interest coverage ratios, were 5.0x and 4.5x, respectively.

Conference Call Information

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss its financial results. The conference call will consist of prepared remarks from the Company and will include a question and answer session. Those interested in participating in the call should dial (877) 793-4361, or (615) 247-0185 for international callers, approximately 15 minutes before the call start time. A replay of the call will be available from today through March 6, 2018 at www.redrockresorts.com. A live audio webcast of the call will also be available at www.redrockresorts.com.

Presentation of Financial Information

  Adjusted EBITDA is a non-GAAP measure that is presented solely as a supplemental disclosure. We believe that Adjusted EBITDA is a widely used measure of operating performance in our industry and is a principal basis for valuation of gaming companies. We believe that in addition to net income, Adjusted EBITDA is a useful financial performance measurement for assessing our operating performance because it provides information about the performance of our ongoing core operations excluding non-cash expenses, financing costs, and other non-operational items. Adjusted EBITDA includes net income plus depreciation and amortization, share-based compensation, write-downs and other charges, net, tax receivable agreement liability adjustment, related party lease termination, asset impairments, interest expense, net, loss on extinguishment / modification of debt, net, change in fair value of derivative instruments, provision for income tax and other, and excludes Adjusted EBITDA attributable to the noncontrolling interests of MPM Enterprises, L.L.C. (“MPM”).

Company Information and Forward Looking Statements

Red Rock Resorts manages and owns a majority indirect equity interest in Station Casinos LLC (“Station Casinos”). Station Casinos is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station Casinos’ properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station Casinos owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palms Casino Resort, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station Casinos also owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Casino & Lanes and The Greens. In addition, Station Casinos is the manager of Graton Resort & Casino in northern California and holds a 50% interest in MPM, which managed the Gun Lake Casino in southwestern Michigan through February 2018.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to the effects of the economy and business conditions on consumer spending and our business; competition, including the risk that new gaming licenses or gaming activities are approved; our substantial outstanding indebtedness and the effect of our significant debt service requirements; our ability to refinance our outstanding indebtedness and obtain necessary capital; the impact of extensive regulation; risks associated with changes to applicable gaming and tax laws; adverse outcomes of legal proceedings and the development of, and changes in, claims or litigation reserves; risks associated with development, construction and management of new projects or the redevelopment or expansion of existing facilities; and other risks described in the filings of the Company with the Securities and Exchange Commission.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

CONTACT:

Red Rock Resorts, Inc.
Daniel Foley
Vice President, Finance & Investor Relations
(702) 495-3683
or
Lori Nelson
Vice President of Corporate Communications
(702) 495-4248

Red Rock Resorts, Inc.
Consolidated Statements of Income
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Operating revenues:
Casino	$263,834	$254,841	$1,048,355	$960,992
Food and beverage	71,631	74,040	298,707	270,619
Room	39,062	43,303	176,585	142,858
Other	23,158	21,858	93,695	74,208
Management fees	27,972	29,714	118,477	111,520
Gross revenues	425,657	423,756	1,735,819	1,560,197
Promotional allowances	(31,636)	(29,202)	(120,203)	(107,770)
Net revenues	394,021	394,554	1,615,616	1,452,427
Operating costs and expenses:
Casino	107,094	102,066	416,863	368,561
Food and beverage	49,434	53,264	211,094	185,177
Room	16,521	18,649	72,300	54,963
Other	8,603	8,150	35,041	26,588
Selling, general and administrative	91,527	87,713	379,246	325,694
Depreciation and amortization	43,496	42,565	178,217	156,668
Write-downs and other charges, net	3,653	9,147	29,584	24,591
Tax receivable agreement liability adjustment	(139,070)	739	(139,300)	739
Related party lease termination	—	—	100,343	—
Asset impairment	—	—	1,829	—
	181,258	322,293	1,285,217	1,142,981
Operating income	212,763	72,261	330,399	309,446
Earnings from joint ventures	390	527	1,632	1,913
Operating income and earnings from joint ventures	213,153	72,788	332,031	311,359

Other (expense) income:
Interest expense, net	(31,315)	(35,768)	(131,442)	(140,189)
Loss on extinguishment/modification of debt, net	(13,355)	—	(16,907)	(7,270)
Change in fair value of derivative instruments	11,053	—	14,112	87
	(33,617)	(35,768)	(134,237)	(147,372)
Income before income tax	179,536	37,020	197,794	163,987
(Provision) benefit for income tax	(133,525)	4,080	(134,755)	(8,212)
Net income	46,011	41,100	63,039	155,775
Less: net income attributable to noncontrolling interests	16,502	20,697	27,887	63,808
Net income attributable to Red Rock Resorts, Inc.	$29,509	$20,403	$35,152	$91,967

Earnings per common share:
Earnings per share of Class A common stock, basic	$0.43	$0.37	$0.52	$1.03
Earnings per share of Class A common stock, diluted	$0.35	$0.37	$0.42	$1.03

Weighted average common shares outstanding:
Basic	68,486	55,198	67,397	34,141
Diluted	116,274	55,340	115,930	34,285

Dividends declared per common share	$0.10	$0.10	$0.40	$0.20

Red Rock Resorts, Inc.
Segment Information and Reconciliation of Net Income to Adjusted EBITDA
(amounts in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net revenues
Las Vegas operations	$364,696	$363,590	$1,491,919	$1,336,177
Native American management	27,842	29,558	117,968	110,962
Reportable segment net revenues	392,538	393,148	1,609,887	1,447,139
Corporate and other	1,483	1,406	5,729	5,288
Net revenues	$394,021	$394,554	$1,615,616	$1,452,427

Net income	$46,011	$41,100	$63,039	$155,775
Adjustments
Depreciation and amortization	43,496	42,565	178,217	156,668
Share-based compensation	2,195	1,179	7,922	6,893
Write-downs and other charges, net	3,653	9,147	29,584	24,591
Tax receivable agreement liability adjustment	(139,070)	739	(139,300)	739
Related party lease termination	—	—	100,343	—
Asset impairment	—	—	1,829	—
Interest expense, net	31,315	35,768	131,442	140,189
Loss on extinguishment/modification of debt, net	13,355	—	16,907	7,270
Change in fair value of derivative instruments	(11,053)	—	(14,112)	(87)
Adjusted EBITDA attributable to MPM noncontrolling interest	(1,780)	(1,628)	(15,262)	(14,675)
Provision (benefit) for income tax	133,525	(4,080)	134,755	8,212
Other	1,000	—	1,000	(1,133)
Adjusted EBITDA	$122,647	$124,790	$496,364	$484,442

Adjusted EBITDA
Las Vegas operations	$105,702	$105,733	$432,758	$423,692
Native American management	24,548	25,107	95,897	87,259
Reportable segment Adjusted EBITDA	130,250	130,840	528,655	510,951
Corporate and other	(7,603)	(6,050)	(32,291)	(26,509)
Adjusted EBITDA	$122,647	$124,790	$496,364	$484,442